 FOR IMMEDIATE RELEASE

CONTACT: Kathleen Campbell

Senior Vice President, Marketing

15 S. Main Street

Mansfield, PA 16933

570-662-0422

570-662-8512 (fax)

January 23, 2003

FIRST CITIZENS REPORTS RECORD YEAR-END EARNINGS

MANSFIELD, PENNSYLVANIA - For Citizens Financial Services, Inc. (OTC BB: CZFS), the holding company for First Citizens National Bank, the year 2002 was another year of strong performance. Net income for the fourth quarter 2002 was $1.4 million, a 33% increase over the comparable quarter in 2001. Total assets, total loans and total deposits for the year 2002 all increased. Total assets grew $11.5 million to $432.7 million while total loans increased by $26.7 million to reach $298.4 million and total deposits of $373.1 million represented an increase of $2.6 million.

Net income for the year was $5.6 million as compared to $3.8 million in 2001, a 48.9% increase. Three factors were responsible for the outstanding earnings growth. One factor is the transitioning of investment securities into higher yielding loans. Secondly, as interest rates have declined to historic low levels, our cost of funds (total interest expense) has declined accordingly. Net interest income has therefore increased $2.3 million. And, thirdly, non-interest income, excluding realized securities gains, has increased $1.2 million; primarily the result of a checking account acquisition strategy put in place in the fourth quarter of 2001 and our entrance into the brokerage and insurance product lines.

Another key factor affecting the increase in earnings is due to a new accounting rule (FASB # 147) which became effective this year and impacts all banks that acquired branch offices through acquisition (as we did in October 2000 with the Sovereign offices in Bradford County). Accounting rules previously required that goodwill (defined as the excess of the purchase price over the fair value of net assets acquired through business combinations accounted for as purchases) be expensed over the estimated useful life of the assets. The new accounting rule changes the accounting for goodwill from an amortization approach to an impairment-only approach. The rule change means that the $512 thousand expensed for goodwill amortization in 2001 compares with no goodwill amortization expense in 2002.

Cash dividends declared in the fourth quarter 2002 were $.175 (a $.70 annualized rate) versus $.165 (a $.66 annualized rate) in the comparable quarter of 2001, a 6.1% increase. In addition, the common stock price has improved approximately 51% over the past year and 76% over the past two years. Cash dividends per share were $.68 during 2002 - a 6.25% increase over 2001.

President Richard E. Wilber stated, "These significant financial results are due to a lot of hard work by a dedicated group of employees and directors. I applaud their efforts - they should be very proud."

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	December 31	December 31
(in thousands)	2002	2001
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 11,173	$ 11,413
Interest-bearing	421	67
Total cash and cash equivalents	11,594	11,480

Available-for-sale securities	100,725	113,604

Loans (net of allowance for loan losses 2002, $3,621,000;
2001, $3,250,000)	294,836	268,464
Premises and equipment	11,245	11,768
Accrued interest receivable	1,976	1,986
Goodwill	6,905	6,905
Core deposit intangible	1,413	1,870
Other assets	3,964	5,033

TOTAL ASSETS	$ 432,658	$ 421,110

LIABILITIES:
Deposits:
Noninterest-bearing	$ 40,143	$ 37,361
Interest-bearing	332,908	333,113
Total deposits	373,051	370,474
Borrowed funds	17,027	13,311
Accrued interest payable	2,077	2,285
Other liabilities	2,097	1,651
TOTAL LIABILITIES	394,252	387,721

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,882,070 shares in 2002 and 2,854,582
in 2001, respectively	2,882	2,855
Additional paid-in capital	9,473	9,017
Retained earnings	24,447	21,253
TOTAL	36,802	33,125
Accumulated other comprehensive income	2,553	1,213
Less: Treasury Stock, at cost
55,162 shares in 2002 and 2001	(949)	(949)

TOTAL STOCKHOLDERS' EQUITY	38,406	33,389
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 432,658	$ 421,110
CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	December 31		December 31
	2002	2001	2002	2001
INTEREST INCOME:
Interest and fees on loans	$ 5,530	$ 5,483	$ 21,600	$ 22,163
Interest-bearing deposits with banks	7	31	65	547
Investment securities:
Taxable	1,027	1,373	4,711	4,969
Nontaxable	139	211	634	853
Dividends	88	108	367	493
TOTAL INTEREST INCOME	6,791	7,206	27,377	29,025
INTEREST EXPENSE:
Deposits	2,389	3,025	10,012	13,839
Borrowed funds	102	92	392	467

TOTAL INTEREST EXPENSE	2,491	3,117	10,404	14,306
NET INTEREST INCOME	4,300	4,089	16,973	14,719
Provision for loan losses	135	75	435	445
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,165	4,014	16,538	14,274
NON-INTEREST INCOME:
Service charges	795	776	3,130	2,527
Trust	132	142	562	578
Other	333	153	1,100	527
Realized securities gains, net	-	136	254	657
TOTAL NON-INTEREST INCOME	1,260	1,207	5,046	4,289
NON-INTEREST EXPENSES:
Salaries and employee benefits	1,693	1,868	7,120	6,597
Occupancy	253	269	998	992
Furniture and equipment	193	251	881	966
Professional fees	238	138	667	494
Amortization	109	254	457	1,015
Other	1,112	1,136	4,103	3,977
TOTAL NON-INTEREST EXPENSES	3,598	3,916	14,226	14,041
Income before provision for income taxes	1,827	1,305	7,358	4,522
Provision for income taxes	438	261	1,763	765

NET INCOME	$ 1,389	$ 1,044	$ 5,595	$ 3,757

OPERATING CASH EARNINGS**	$ 1,460	$ 1,212	$ 5,897	$ 4,427

Earnings Per Share	$ 0.49	$ 0.37	$ 1.98	$ 1.33
Operating Cash Earnings Per Share**	$ 0.52	$ 0.43	$ 2.09	$ 1.57
Cash Dividend Declared	$ 0.175	$ 0.165	$ 0.680	$ 0.640

**Operating cash earnings are net income before amortization of intangible assets and merger and acquisition costs, net of tax.
Financial Highlights (In thousands, except per share and ratio data.)
(Unaudited)
	2002	2001
Twelve Months Ended December 31
Net income	$ 5,595	$ 3,757
Comprehensive income	6,935	4,626
Per common share data:
Earnings per share	1.98	1.33
Cash dividends declared	0.68	0.64
Performance ratios:
Return on average assets	1.30%	0.90%
Return on average equity	16.53%	12.10%

Three Months Ended December 31
Net income	$ 1,389	$ 1,044
Per common share data:
Earnings per share	0.49	0.37
Cash dividends declared	0.175	0.165
Performance ratios:
Return on average assets	1.28%	0.99%
Return on average equity	15.77%	13.11%

At December 31
Assets	$ 432,658	$ 421,110
Investment securities:
Available-for-sale	100,725	113,604
Loans (net of unearned income)	298,457	271,714
Allowance for loan losses	3,621	3,250
Deposits	373,051	370,474
Stockholders' Equity	38,406	33,389
Non-performing assets	3,293	2,650
Average leverage ratio	6.48%	5.68%
Per common share data:
Book value	$ 13.59	$ 11.93
Market value (average of bid/ask price)	21.23	14.03
Market price to book value ratio	156.22%	117.56%